Press Release

9 Meters Biopharma Provides Business Update and Reports Financial Results for Fourth Quarter and Full Year 2022

RALEIGH, NC / ACCESSWIRE / March 28, 2023 / 9 Meters Biopharma, Inc. (Nasdaq:NMTR), a clinical-stage company pioneering novel treatments for people with rare or debilitating digestive diseases, today provided an overview of its recent achievements, upcoming milestones, and financial results for the fourth quarter and full year ended December 31, 2022.
“Our priority for 2023 remains to progress our Phase 3 vurolenatide program for short bowel syndrome including securing a clinical development and commercialization partner,” commented John Temperato, President and Chief Executive Officer of 9 Meters Biopharma. “We firmly believe vurolenatide can establish a new standard of care in the treatment of short bowel syndrome with the potential to address the full SBS patient population and offer a rapid onset of action, sustained response, and a potentially convenient dosing regimen.”

Mr. Temperato continued, “Our Board of Directors and management team remain focused on ensuring that the Company is positioned to execute on our clinical and preclinical milestones as our financial position allows us to do so. The current financial markets, particularly for small-cap pharmaceutical companies, have been challenging in recent months; however, we are pleased to have recently strengthened our balance sheet with an equity financing and have also implemented cost-saving measures to further our cash runway. We believe that these actions align our strategic and financial goals and will help move the Company forward.”

Clinical Development and Business Highlights

Phase 3 study of vurolenatide in Short Bowel Syndrome (SBS)

•Phase 3 study of vurolenatide, VIBRANT 2 (VurolenatIde for short Bowel syndrome Regardless of pArenteral support requiremeNT), is a randomized, double-blind, placebo-controlled, multicenter study evaluating the efficacy, safety, and tolerability of vurolenatide 50 mg administered subcutaneously every two weeks in adults with SBS.
•VIBRANT 2 incorporates two primary endpoints to evaluate the efficacy of vurolenatide in SBS in patients dependent on parenteral support (PS) (on PS at least 3 times per week) and all other patients (on PS fewer than 3 times per week).
•In March 2023, we received additional clarifying comments from the FDA on the VIBRANT 2 study protocol. The comments provide additional clarification and direction on specific elements of the study protocol and design. Based on the comments received, the Company will align with the recommendations provided, including the use of a continuous variable endpoint and a 24-week study duration for both subgroups of patients in the trial. Approximately 120 patients will be enrolled in the study and an interim analysis will be conducted when 50% of patients reach 24 weeks. Use of a continuous variable endpoint is viewed by the Company as a more robust measurement of efficacy.
•Study design continues to address the entire SBS population, serving patients in need of improved therapeutic options as well as helping the more than 50% of patients who do not meet the PS requirement threshold and are currently not served by existing therapeutics and late-stage development GLP-2 agonists.

Presentations on vurolenatide and SBS at ASPEN 2023 Nutrition Science & Practice Conference

•Two abstracts, Vurolenatide, a novel long-acting glucagon-like peptide-1 (GLP-1) analogue, for patients with short bowel syndrome: A randomized Phase 2 trial and Epidemiology of Short Bowel Syndrome in the United States, have been accepted for presentation at the forthcoming ASPEN 2023 Nutrition Science & Practice Conference to take place in Las Vegas, Nevada from April 20 - 23, 2023.

NM-136 (anti-GIP humanized monoclonal antibody)

•NM-136 is a novel long-acting, humanized anti-GIP monoclonal antibody. The Company believes NM-136 is a first-in-class humanized monoclonal antibody specifically targeting and binding GIP in the systemic circulation. GIP plays a critical role in promoting nutrient uptake and storage and has been shown to promote fat accumulation in humans.

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•A pre-IND meeting with the FDA in the first half of 2023 is expected to provide the Company with important regulatory guidance on the preclinical development plan to support an IND for NM-136 in obesity disorders. Further information is anticipated to be made available in early second quarter.
•An abstract, The prevention and treatment of obesity in wild-type (WT) and hyperphagic leptin-deficient (OB/OB) mice using monoclonal antibodies (mAbs) to glucose-dependent insulinotropic polypeptide (GIP) occurs independently of appetite suppression, has been accepted for presentation at the forthcoming Digestive Disease Week to take place in Chicago, Illinois from May 6 – 9, 2023.

Corporate

•On March 15, 2023, 9 Meters announced the closing of a $5 million registered direct offering priced at-the-market under Nasdaq rules. Proceeds from the offering, together with other available funds, will support the development of the Company’s pipeline programs as well as provide funds for working capital and general corporate purposes.
•The Board of 9 Meters approved a cost reduction plan to help extend the cash runway, which will reduce operating expenses and further align the Company’s workforce with immediate business needs. Essential activities will be transferred to existing staff members with relevant experience, who will continue to support the Company’s key development programs as well as any potential partnerships or collaborations.

Key Anticipated Near-Term Milestones

•Presentation of Phase 2 study results of vurolenatide in SBS at ASPEN 2023 Nutritional Science & Practice Conference in April.
•Presentation of data on the prevention and treatment of obesity using anti-GIP monoclonal antibodies at Digestive Disease Week in May.
•Completion of a pre-IND meeting for NM-136 followed by potential IND submission in the second half of 2023.

Fourth quarter and full year 2022 Financial Results

As of December 31, 2022, the Company had total cash and cash equivalents of approximately $29.7 million, compared to approximately $39.4 million as of September 30, 2022. Included in total cash and cash equivalents was approximately $17.0 million and $23.5 million of restricted cash as of December 31, 2022 and September 30, 2022, respectively.

Subsequent to year-end December 2022, the Company amended its convertible note and repaid approximately $16.8 million that was previously classified as restricted cash. In March 2023, the Company raised $5 million in gross proceeds through a registered direct offering. The Company anticipates that its cash runway is sufficient to fund operations into the third quarter of 2023.

9 Meters reported a net loss of approximately $11.9 million and $43.8 million for the fourth quarter and full year 2022, respectively, compared to a net loss of approximately $9.6 million and $36.8 million, respectively in the fourth quarter and full year of 2021. This increase in net loss year over year was primarily due to the advancement of our clinical development programs.

Net loss per share was $0.92 and $3.38 respectively, for the fourth quarter and full year 2022, compared with $0.04 and $0.15 ($0.80 and $3.03 per share on a post-split basis) for the comparable periods in 2021.

About 9 Meters Biopharma

9 Meters Biopharma, Inc. is a clinical-stage company pioneering novel treatments for people with rare digestive diseases, GI conditions with unmet needs, and debilitating disorders in which the biology of the gut is a contributing factor. 9 Meters is developing vurolenatide, a proprietary long-acting GLP-1 agonist in Phase 3 development for short bowel syndrome as well as near clinical-stage assets including NM-136 for obesity disorders.

For more information please visit or follow 9 Meters on Twitter, LinkedIn, and Facebook.

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Forward-Looking Statements

This press release includes forward-looking statements based upon 9 Meters' current expectations. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions, anticipated milestones, and any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: our need to raise additional capital to fund our operations for at least the next 12 months as a going concern and to advance our product candidates and preclinical programs, including in light of current stock market conditions; risks related to our ability to successfully implement our strategic plans, including reliance on our lead product candidate; uncertainties associated with the clinical development and regulatory approval of product candidates; uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; intellectual property risks; risks related to delays in enrollment in and timing of clinical trials; reliance on collaborators; reliance on research and development partners; and risks related to cybersecurity and data privacy. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in 9 Meters' Annual Report on Form 10-K for the year ended December 31, 2021, as amended or supplemented by our Quarterly Reports on Form 10-Q and in other filings that 9 Meters has made and future filings 9 Meters will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. 9 Meters expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

Corporate and Media Contact
Al Medwar
SVP, Investor Relations & Corporate Communications
9 Meters Biopharma, Inc.
investor-relations@9meters.com

Source: 9 Meters Biopharma, Inc.